CORNING NATURAL GAS CORPORATION

PRESS RELEASE

CONTACT: Jerry Sleve
Vice President - Administration
Phone: (607) 936-3758 ext. 223
Fax: (607) 962-2844
Date: November 12, 2013

FOR IMMEDIATE RELEASE

Corning Natural Gas Corporation Announces New Holding Company Structure with Corning Natural Gas Holding Corporation

CORNING, NY (November 12, 2013) - Corning Natural Gas Corporation ("Corning Gas") and Corning Natural Gas Holding Corporation ("Holding Corp.") announced that Corning Gas' shareholders approved its reorganization into a holding company structure and the share for share exchange has been completed. Corning Gas has become a wholly-owned subsidiary of Holding Corp. Corning Gas' natural gas distribution and transportation business will not change as a result of the reorganization. The revised structure is intended to provide Corning Gas with greater financial and regulatory flexibility. The new holding company will have the same board of directors as Corning Gas.

As part of the reorganization, upon filing of the certificate of exchange with the New York Department of State today, the outstanding shares of the common stock of Corning Gas were automatically converted, on a share-for-share basis, into shares of common stock of Holding Corp. Existing shareholders of Corning Gas are not required to exchange certificates representing their shares of common stock. Those certificates automatically represent shares of Holding Corp. under New York law.

Forward-Looking Statements

This press release may contain statements that, to the extent they are not recitations of historical facts, constitute "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting Corning Gas' and Holding Corp.'s business and financial results could cause actual results to differ materially from those stated in the forward-looking statements.

About Corning Natural Gas and Holding Corp.

Corning Natural Gas Corporation, headquartered in Corning, New York, was incorporated in 1904. Corning Gas is a local distribution company (LDC) that provides natural gas service to approximately 15,000 customers through more than 400 miles of gas distribution and transmission pipelines in the Southern Tier and Central regions of New York State. Holding Corp. was incorporated in 2013 to hold all of the capital stock of Corning Gas and other subsidiaries. Through its 50% owned subsidiaries, Leatherstocking Gas and Leatherstocking Pipeline, Holding Corp. provides gas service in Susquehanna County, Pa.